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
                                                                  Exhibit H.2


           SCHEDULE OF FEES, COMMISSIONS AND EXPENSES
                           NEWCO






   Independent Director Fees                              $10,000

   Total Estimate of Fees, Commissions and Expenses       $10,000

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